Exhibit 10.9
Pursuant to 17 CFR 229.601, certain identified information marked “[***]” has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.
DATA SUPPLY & LICENSE AGREEMENT
This Data Supply & License Agreement (this “Agreement”) is made and entered into as of this 14 day of February, 2014 (the “Effective Date״), by and between Myriad International Holdings BV, a corporation organized and existing under the laws of the Netherlands, with offices at Taurusavenue 105, 2132LS Hoofddorp, Amsterdam, The Netherlands (“Naspers”) and SimilarWeb Ltd., an Israeli corporation with offices at Levistein Tower, 4th floor, 23 Menachem Begin Road, Tel Aviv (“SimilarWeb”).
Whereas it is the parties’ intent to engage in data and information sharing on SimilarWeb’s behalf for the purpose of enhancing the potential mutual commercial benefits of the engagement between the parties and contributing to the growth of the parties’ respective businesses; and
Whereas SimilarWeb is the owner of the SimilarWeb Pro platform (as defined hereunder), and Naspers desires to obtain a license from SimilarWeb to use the SimilarWeb Pro platform on most favored terms and conditions, and SimilarWeb is willing to grant such rights and licenses to Naspers in accordance with the terms herein;
Now, therefore, the parties hereby agree as follows:
1.    Definitions
The following terms shall have the meanings ascribed to them as follows:
1.1    “Confidential Information” means either party’s (and, with respect to Naspers, any Naspers Group Members’) non-public information, in any form whatsoever, tangible or intangible, including information in oral, visual or computer database form, disclosed hereunder and with respect to SimilarWeb, also – the SimilarWeb Data. Confidential Information shall include any information concerning past, present, or future ideas, research and development, know-how, trade secrets, inventions, formulas, specifications, compositions, manufacturing and production processes and techniques, technical data, code, technology and/or product designs, drawings, engineering and/or development specifications, business and marketing plans, forecasts and projections, financial data, traffic metrics of websites owned and/or operated by disclosing party and supplied to the receiving party. Confidential Information of Naspers and the Naspers Group Members shall be referred to herein as the “Naspers Confidential Information”. Confidential Information of either party shall not include information that (i) is publicly available or becomes publicly available through no act or omission of the receiving party, or anyone else on its behalf; (ii) is legitimately obtained by the receiving party without restriction, from a source other than the disclosing party; (iii) is independently developed by the receiving party without use of the disclosing party’s Confidential Information; or (iv) is explicitly approved for release by written authorization of the disclosing party. Any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features thereof are in the public domain or in the possession of the receiving party, but only if the combination itself and its principle of operation are in the public domain or in the possession of the receiving party.
1.2    “Naspers Group Members” – means Naspers Limited and any legal entity in which Naspers Limited (or one or more of its subsidiary companies, or subsequent holding or subsidiary companies) holds shares; in each case other than Naspers; provided however that Naspers Group Members shall not include any entity providing services or products similar to or competing with the services and/or products of SimilarWeb.
1.3    “PII” - means any information that identifies the person to whom such information pertains. This includes information that is used in a way that is personally identified, including, but not limited to, name, address, phone number, fax number, email address, financial profiles, social security number and credit card information.
1.4    “Pro Platform” – means SimilarWeb’s competitive intelligence solution that enables viewing of traffic data for websites and which is currently known as “SimilarWeb Pro”, including any and all new versions, updates, upgrades, releases and new features and capabilities as may be developed and/or provided by SimilarWeb hereafter.
1.5    “SimilarWeb Data” - means any and all data and information on all SimilarWeb databases including, without limitation, raw data, system architectural diagrams, database schemas and other such technical documentation that illustrate the collection, flow, transformation, manipulation, storage and presentation of data to allow the analyzing of raw data. For the avoidance of doubt, SimilarWeb Data shall not include SimilarWeb’s proprietary technical, research and development information concerning SimilarWeb’s then current and future business and products, including plans, processes, procedures, projections, product roadmaps and intended new features.
2.    Data and Knowledge Sharing
2.1    License. SimilarWeb hereby grants to Naspers and all Naspers Group Members, a non-exclusive internal right and license for the term of this Agreement, to access, evaluate, analyze, copy, reproduce, compile, merge, aggregate and process the SimilarWeb Data; all of which for the internal purposes of Naspers and any Naspers Group Member (collectively, the “License”). Naspers and all Naspers Group Members may not utilize the SimilarWeb Data to develop and/or provide a service or product that competes with SimilarWeb’s products or services as provided by SimilarWeb at any time .
2.2    API Access. As part of the License granted above Naspers shall be granted, free of charge, API access to the SimilarWeb databases on which the SimilarWeb Data is stored. Naspers will not use such API access to access any data or information which is not SimilarWeb Data. Such API access shall be established within reasonable time following the Effective Date (not to exceed 30 (thirty) days) and shall be established in a manner according to SimilarWeb standards. Should any SimilarWeb Data not be accessible or available via the API, the relevant data will be made delivered to Naspers in such format as may be reasonably requested by Naspers within five (5) business days of the request. Naspers and all Naspers Group Members shall be entitled to use the API Access for receiving data with respect to not more than one (1) million queries to the SimilarWeb server per month. SimilarWeb confirms that should the limit of one (1) million queries to the SimilarWeb server per month be reached, the SimilarWeb Data may be exported via the Professional web interface and shall, accordingly, still be accessible by Naspers and all Naspers Group Members.
2.3    Dedicated Resource. As soon as reasonably possible after the Effective Date, and for the duration of the term of the Agreement, SimilarWeb shall engage a data analyst as a full-time employee as part of SimilarWeb’s R&D team in Israel (the “Dedicated Resource”) who shall be responsible for implementing and managing the data sharing License granted to Naspers above on a dedicated and an ongoing basis. The Dedicated Resource, including any replacement from time to time will be hired by SimilarWeb according to the job description and criteria provided by Naspers in consultation with SimilarWeb, and Naspers shall have approval and veto right with respect to the identity of the Dedicated Resource before his or her hiring. Each of Naspers and SimilarWeb shall be entitled to terminate (or, in the case of Naspers, request the termination of) the employment of the Dedicated Resource at its discretion (based however on reasonable grounds). All matters relating to the Dedicated Resource’s salary and terms (including bonus payments, if any) shall be subject to prior written approval by Naspers. Any planned leave time of the Dedicated Resource for more than 5 days, whether as a result of leave or otherwise, will be discussed with Naspers so that suitable arrangements will be made which are reasonably acceptable to Naspers. The Dedicated Resource will provide Naspers with such reports and data with respect to the SimilarWeb Data as Naspers may reasonably request from time to time and will be the main contact person on behalf of SimilarWeb in relation to the day-to-day management of the relationship between Naspers and SimilarWeb. SimilarWeb shall provide the Dedicated Resource with all infrastructure equipment required to perform his/her obligations including, without limitation, adequate office space and desk, computer, telephone, etc. For the sake of absolute clarity the Dedicated Resource is an employee of SimilarWeb only and no employer-employee relationship exists or shall be deemed to exist between the Dedicated Resource and Naspers.
2.4    Service Fee. In consideration for certain services to be provided under this Agreement including the designation of the Dedicated Resource, Naspers shall pay SimilarWeb an annual service fee in the approximate amount of [***] (the “Service Fee”). The final amount of the Service Fee shall be mutually agreed upon in writing. The Service Fee agreed upon by Naspers shall be due and payable annually in advance, within 30 days from receipt of SimilarWeb’s invoice, and shall be reduced pro-rata for the actual period of receiving services of the Company through the Dedicated Resource for a period less than a full year.
3.    SimilarWeb Pro Licenses
3.1    License. Subject to the terms set forth herein, SimilarWeb hereby grants Naspers and all Naspers Group Members a non-exclusive, worldwide, non transferable right and license for the use of the SimilarWeb Pro “Enterprise” product for all countries (“SimilarWeb Pro Licenses”) on the following terms:
3.1.1.    from the Effective Date to 31 December 2014 – 200 SimilarWeb Pro “Enterprise” product licences for no charge;
3.1.2.    from 1 January 2015 to 31 December 2015 – 200 SimilarWeb Pro “Enterprise” product licences for a fee of [***];
3.1.3.    from 1 January 2016 to 31 December 2016 – 225 SimilarWeb Pro “Enterprise” product licences for a fee of [***]; and
3.1.4.    from 1 January 2017 and for each year thereafter, such number of SimilarWeb Pro “Enterprise” licences as Naspers and the Naspers Group Members may require at a [***] discount to the lowest price charged as of January 1, 2017 by SimilarWeb for the same or substantially similar SimilarWeb Pro product/license and volume of licenses to any person or entity worldwide, subject to the exclusion in section 3.4.
For the sake of clarity Naspers and all of the Naspers Group Members may purchase additional licenses during the periods set forth in subsections 3.1.1 – 3.1.4 above under the terms of section 3.4 below.
3.2    Naspers’ and the Naspers Group Members’ use of the SimilarWeb Pro Licenses shall be subject to the terms of SimilarWeb’s License Agreement attached hereto as Schedule A but shall always include the highest and most favored commercially available product provided by SimilarWeb, including mobile panel data as well as any other mobile traffic statistics or reports offered by SimilarWeb. In case of any conflict between the terms set forth in Schedule A and the terms set forth in the body of this Agreement, the terms set forth in the body of this Agreement shall prevail.
3.3    Terms of Payment. The licence fees set out in section 3.1 above (the “License Fees”) shall be due and payable annually in advance, within 30 days from receipt of SimilarWeb’s invoice.
3.4    Most Favored Customer. The License Fees that will be determined under section 3.1.4 above will be based on a [***] discount to the lowest price charged by SimilarWeb for the same or substantially similar SimilarWeb Pro product/license and volume of licenses purchased to any person or entity worldwide from time to time. Without derogating from the foregoing, if SimilarWeb provides any customer for the same or substantially similar SimilarWeb Pro product/license and volume of licenses purchased with prices, discounts, warranties, benefits and/or other terms and conditions which are more favorable to such other customer than the price, discount, warranties, benefits or other terms and conditions set forth in this Agreement (including the terms of Schedule A hereto), SimilarWeb shall promptly notify Naspers (or the Naspers Group Member, as applicable) of the more favorable terms and shall offer to amend the terms of this Agreement so that Naspers (or the Naspers Group Member, as applicable) may also receive the SimilarWeb Pro product/license on the more favorable terms and at [***] discount off the most favorable price. Without derogating from the other provisions of the Section for the purposes of determining the lowest price charged by SimilarWeb for the same or substantially similar SimilarWeb Pro product/license, the parties will exclude customers of SimilarWeb who have licensed the SimilarWeb Pro “Enterprise” product for all countries at a volume of more than twice the number of licences licenced by Naspers and the Naspers Group Members.
4.    Parties’ Obligations
4.1    SimilarWeb’s Obligations. During the Term of this Agreement SimilarWeb shall not engage in any other agreement or enter into any other arrangement for the appointment of a dedicated resource including a dedicated resource accessing raw data similar to the arrangement set forth in section 2.3 herein.
4.2    Naspers’ Obligations. Naspers shall undertake to encourage each Naspers Group Member to furnish SimilarWeb with traffic metrics from their respective websites for use by SimilarWeb solely for purposes of enhancing the accuracy of SimilarWeb’s measurement systems, products and services (whether current or future products and services) generally available.
5.    Confidential Information
5.1    Dedicated Resource Confidentiality Undertakings. As the job description of the Dedicated Resource requires, by definition, the disclosure of SimilarWeb data and information (including confidential and proprietary SimilarWeb information), it is agreed that the disclosure of such information by the Dedicated Resource shall be excluded from any confidentiality undertakings towards SimilarWeb and SimilarWeb shall have no claims towards the Dedicated Resource and/or Naspers with respect thereto. For the avoidance of doubt, such disclosure of Confidential Information of SimilarWeb by the Dedicated Resource to Naspers and/or any Naspers Group Members shall not relieve Naspers and/or any Naspers Group Members from its confidentiality obligations towards SimilarWeb in connection with such Confidential Information disclosed by the Dedicated Resource.
5.2    Treatment of Confidential Information. Receiving party shall refrain from using or exploiting the disclosing party’s Confidential Information for any purposes or activities other than for the performance of this Agreement. Receiving party shall: (i) keep the disclosing party’s Confidential Information confidential using at least the same degree of care it uses to protect its own confidential information, which shall in any event not be less than a reasonable degree of care; and (ii) refrain from disclosing or facilitating disclosure of the disclosing party’s Confidential Information to anyone, without disclosing party’s prior written consent, except its employees and consultants with a need to know such information for the purposes of the performance of this Agreement, and will advise those of its employees and consultants to whom the Confidential Information is disclosed of their obligations under this Agreement with respect to the Confidential Information. Receiving party shall obtain and maintain in effect written confidentiality agreements similar in scope to the provisions of this section with each of its employees and/or consultants who need to receive the Confidential Information or any part thereof and in any event shall remain liable for any acts and omissions of its such employees and consultants in connection with their use and handling of the Confidential Information. If receiving party is required by an order of a court, administrative agency, or other government body, to disclose disclosing party’s Confidential Information, receiving party shall provide disclosing party with prompt notice of such order to enable disclosing party to seek a protective order or otherwise prevent or restrict such disclosure, and the receiving party shall reasonably cooperate with disclosing party in its efforts to obtain such protective order at the sole cost and expense of disclosing party. The obligations of confidentiality under this Agreement shall survive the termination of this Agreement and remain in effect in perpetuity. It is hereby clarified that Naspers shall be liable to SimilarWeb for any breach of confidentiality by any of Naspers Group Member.
6.    Term and Termination
6.1    Term. This Agreement shall come into effect on the Effective Date and shall remain in effect until and unless terminated as set forth below (“Term”).
6.2    Termination. This Agreement may be terminated by Naspers upon providing 30 days prior written notice of termination to SimilarWeb for any reason; or by either party in the event the other party is in material breach of its obligations under this Agreement and such material breach goes un-remedied for a period of 30 days after receiving written notice stating the nature of the breach.
Notwithstanding the foregoing, SimilarWeb shall be entitled to terminate this Agreement in the event that SimilarWeb is in the process of negotiating an M&A Event (as such term is defined in SimilarWeb’s Articles of Association) and the counter party to the M&A Event (the “Counterparty”) requests as a condition to consummating the M&A Event that certain terms in this Agreement be amended, SimilarWeb shall notify Naspers in writing of such request by the Counterparty and the Counterparty and Naspers shall thereafter discuss in good faith and acting reasonably potential modifications to the terms of this Agreement to address the business concerns raised by the Counterparty; should Naspers and the Counterparty, despite acting reasonably and in good faith, fail to reach an agreement on the modified terms by no later than ten (10) business days prior to signing the definitive agreement of the M&A Event (the “Pre-Signing Period”), SimilarWeb shall be entitled to elect to (i) terminate this Agreement upon written notice, such termination to take effect 12 months following the end of the then-current calendar year (“Notice Period”); OR (ii) allow this Agreement to continue in full force and effect without amendments. If SimilarWeb elects to terminate this Agreement as aforesaid, then Intervision (Services) Holdings BV or its permitted transferred (“Intervision”) shall be entitled to exercise a tag along right in connection with such M&A Event as provided for under the Articles of Association of SimilarWeb. If the M&A Event is not consummated, then any modifications, which may have been agreed to this Agreement, shall be of no force or effect and any termination notice shall be null and void, and this Agreement shall continue in full force and effect without modification.
SimilarWeb shall furthermore be entitled to terminate this Agreement in the event that Intervision holds less than 10% of the issued and outstanding share capital of SimilarWeb on a fully diluted basis. SimilarWeb shall exercise this right upon written notice to Naspers, such termination to take effect upon expiry of a notice period equal to the Notice Period defined above.
6.3    Effects of Termination. Upon termination of this Agreement SimilarWeb will provide Naspers with a pro rata refund of any Service Fee to the extent entitled to Naspers as per section 2.4 above. Further, upon termination of this Agreement, Naspers and the Naspers Group Members will not be required to return or destroy any of the data and information received under this Agreement and the License granted to Naspers and the Naspers Group Members under section 2.1 in relation to the data received up to the effective date of termination of the Agreement shall continue and remain in effect in perpetuity. In addition, SimilarWeb shall provide Naspers with a pro rata refund of any License Fees paid by Naspers after January 1, 2017 if such termination occurs during a certain calendar year with respect to such year.
7.    Representations and Warranties
7.1    SimilarWeb represents and warrants that (i) it has full right, power, and authority to perform its obligations hereunder and disclose the information and data described under this Agreement, (ii) it shall perform its obligations hereunder in a timely, competent and professional manner and in accordance with the specifications and requirements set forth in this Agreement, (iii) it has all rights, licenses, permissions and other clearances from third parties necessary for it to perform its obligations hereunder, (iv) to the best of its knowledge, the performance of its obligations hereunder will not infringe any laws or any copyrights, patents, trade secrets, or other intellectual, privacy or proprietary rights of a third party ; (v) it shall, at its own expense, obtain all permits, inspections and licenses from governmental authorities that may be required in connection with its performance of its obligations hereunder; (vi) it has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude it from fully complying with the provisions hereof; (vii) it is permitted to disclose the information and data described in this Agreement to Naspers and the Naspers Group Members and nothing in its privacy policies and/or user agreements prohibits the disclosure of such data and information to Naspers and the Naspers Group Members; and (viii) the data and information provided under this Agreement will not contain any PII. All representations and warranties made by SimilarWeb herein shall be deemed first made on the Effective Date and shall run continuously thereafter. SimilarWeb shall promptly notify Naspers if any material change in circumstance makes any representation inaccurate, or causes or is likely to cause a breach of any representation or warranty, and shall provide any and all information and cooperation reasonably requested in connection therewith.
7.2    Naspers represents and warrants (also with respect to each Naspers Group Member using API or the SimilarWeb Pro License) that: (i) it has full right, power, and authority to perform its obligations hereunder and disclose the information and data described under this Agreement, (ii) it shall perform its obligations hereunder in a timely, competent and professional manner and in accordance with the specifications and requirements set forth in this Agreement, (iii) it has all rights, licenses, permissions and other clearances from third parties necessary for it to perform its obligations hereunder; (iv) to the best of its knowledge, the performance of its obligations hereunder will not infringe any laws or any copyrights, patents, trade secrets, or other intellectual, privacy or proprietary rights of a third party; (v) it shall, at its own expense, obtain all permits, inspections and licenses from governmental authorities that may be required in connection with its performance of its obligations hereunder; (vi) to the best of its knowledge, it has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude it from fully complying with the provisions hereof; (vii) it is permitted to disclose the information and data described in this Agreement to SimiarWeb and, to the best of its knowledge, nothing in its privacy policies and/or user agreements prohibits the disclosure of such data and information to SimilarWeb; (viii) the data and information provided under this Agreement will not be used by Naspers and/or the Naspers Group Members to derive any PII of any third party; and (ix) make usage of the data obtained from using API or the SimilarWeb Pro License in a way that will compete with any of SimilarGroup’s products, services or otherwise make such data available to any third party or used in any manner other than to Naspers and/or the Naspers Group Members.
8.    Indemnification; Limitation of Liability
8.1    Indemnity by SimilarWeb. SimilarWeb will defend Naspers and the Naspers Group Members and their respective affiliates, stockholders, officers, directors, employees and representatives (collectively, the “Naspers Indemnitiees”) against any action, suit, claim or proceeding brought by a third party (a “Claim”), and indemnify and hold harmless the Naspers Indemnitees from all costs, damages, liabilities, expenses (including all reasonable legal costs and reasonable attorneys’ fees) finally awarded by a competent court and arising out of, connected with, or resulting in any way from any breach by SimilarWeb of its representations and warranties herein or in connection with a third party claim that the data and information provided by SimilarWeb under this Agreement infringes upon third party intellectual property rights. SimilarWeb shall have sole control over the investigation, preparation, defense and settlement or compromise of a Claim, except that SimilarWeb shall not agree to any settlement or compromise that results in any admission on the part of the Naspers Indemnitees or imposes any obligation or liability on the

Naspers Indemnitiees or might have a judicially binding effect on the Naspers Indemnitees, without the Naspers Indemnitees’ prior written consent. If SimilarWeb does not avail itself of the opportunity to defend against or resist any Claim within 30 days after receipt of notice thereof (or such shorter time specified in the notice as circumstances may dictate), the Naspers Indemnitees shall be free to investigate, defend, compromise, settle or otherwise dispose of the Claim and be reimbursed by SimilarWeb for all reasonable incurred costs associated therewith.
8.2    Indemnity by Naspers. Naspers will defend SimilarWeb and its respective affiliates, stockholders, officers, directors, employees and representatives (collectively, the “SimilarWeb Indemnitiees”) against any action, suit, claim or proceeding brought by a third party (a “Claim”), and indemnify and hold harmless the SimilarWeb Indemnitees from all costs, damages, liabilities, expenses (including all reasonable legal costs and reasonable attorneys’ fees) finally awarded by a competent court and arising out of, connected with, or resulting in any way from any breach by Naspers and/or Naspers Group Members of its representations and warranties herein or in connection with a third party claim that the data and information provided by Naspers and/or Naspers Group Members under this Agreement infringes upon third party intellectual property rights. SimilarWeb shall have sole control over the investigation, preparation, defense and settlement or compromise of a Claim, except that Naspers shall not agree to any settlement or compromise that results in any admission on the part of the SimilarWeb Indemnitees or imposes any obligation or liability on the SimilarWeb Indemnitiees or might have a judicially binding effect on the SimilarWeb Indemnitees, without the SimilarWeb Indemnitees’ prior written consent. If Naspers does not avail itself of the opportunity to defend against or resist any Claim within 30 days after receipt of notice thereof (or such shorter time specified in the notice as circumstances may dictate), the SimilarWeb Indemnitees shall be free to investigate, defend, compromise, settle or otherwise dispose of the Claim and be reimbursed by Naspers for all reasonable incurred costs associated therewith.
8.3    Limitation of Liability. EXCEPT WITH RESPECT TO EITHER PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS AND EXCEPT FOR WILFULL BREACH/MISREPRESENTATION OF A PARTY:(A) NEITHER PARTY WILL BE LIABLE FOR ANY INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES (INCLUDING DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION AND THE LIKE) IN CONNECTION WITH THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; (B) EACH PARTY’S MAXIMUM LIABILITY FOR ANY CLAIM UNDER THIS DATA SUPPLY & LICENSE AGREEMENT SHALL NOT EXCEED THE AMOUNT OF SERVICE FEES PAID TO SIMILARWEB PER SECTION 2.4 ABOVE DURING THE ONE YEAR PERIOD PRIOR TO THE DATE THAT THE RELEVANT CLAIM IS INSTITUTED.
9.    Miscellaneous
9.1    Assignment. Neither party may assign this Agreement to any third party without the prior written approval of the other party which shall not be unreasonably withheld or delayed, except that upon written notice to the other party to this effect: (i) either party may assign this Agreement to its parent, affiliate or subsidiary and to any third party pursuant to any merger, acquisition, reorganization, sale or transfer of all or substantially all its assets; and (ii) Naspers may assign this Agreement to any Naspers Group Member.
9.2    No Waiver. No delay or omission by either party hereto to exercise any right or power occurring upon any noncompliance or default by the other party with respect to any of the terms of this Agreement shall impair any such right or power or be construed to be a waiver thereof. A waiver by either of the parties hereto of any of the covenants, conditions, or agreements to be performed by the other shall not be construed to be a waiver of any succeeding breach thereof or of any covenant, condition, or agreement herein contained. Unless stated otherwise, all remedies provided for in this Agreement shall be cumulative and in addition to and not in place of any other remedies available to either party at law, in equity, or otherwise.
9.3    Severability. If any term, clause or provision of this Agreement is construed to be or adjudged invalid, void or unenforceable, such term, clause or provision will be modified or severed in such manner as to cause this Agreement to be valid and enforceable while preserving to the maximum extent possible the terms, conditions and benefits of this Agreement as negotiated by the parties, and the remaining terms, clauses and provisions will remain in full force and effect.
9.4    Governing Law and Jurisdiction. This Agreement is governed by and construed and interpreted in accordance with the laws of England without regard to choice of law rules. Except for seeking for equitable relief in which case any jurisdiction is agreed to, any action arising out of or in any way connected with this Agreement shall be brought exclusively in the competent courts in London, England.
9.5    Survival. The provisions of Sections 5, 6.3, 8 and 9 (and any other provision which expressly contemplates rights or obligations after termination) will survive termination of this Agreement and continue in full force and effect for the period set forth therein, or if no period is set forth therein, indefinitely.
9.6    Headings. The headings and sub-headings contained in this Agreement are for convenience and reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
9.7    Entire Agreement. This Agreement, together with the Schedules hereto, constitutes the entire agreement between the parties and replaces any other agreements, oral or written, between the parties in connection with the subject matter herein.
9.8    Amendment. This Agreement may only be amended by an instrument in writing signed by each of the parties hereto.
9.9    Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together will constitute one single agreement between the parties.
9.10    Notices. All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed as properly given or made on the date same if hand delivered or five days after mailing, if mailed first class registered mail, postage prepaid, or on the first business day after being sent if sent by facsimile to the respective addresses set forth in the preamble to this Agreement, or to such other address as either party may have designated by similar notice given to the other party.
[Signature page below]

IN WITNESS THEREOF, Naspers and SimilarWeb have caused this Agreement to be signed and delivered by their duly authorized officers, all as of the date hereinabove written.

Myriad International Holdings BV		SimilarWeb Ltd.

By:	S De Reus	By:	Or Offer
Title:	Director	Title:	CEO
Date:	February 14, 2014	Date:
Signature:	/s/ S De Reus	Signature:	/s/ Or Offer

Schedule A
SimilarWeb Pro License Agreement
This License Agreement (“Agreement”), dated as of the [ ] of January 2014 (“Effective Date”), is by and between SimilarWeb Ltd., an Israeli Company (Company Number 514244714) with an address at 23 Menachem Begin Blvd. (“SimilarWeb”), and Myriad International Holdings BV , a company registered under the laws of the Netherlandswith an address at Taurusavenue 105, 2132LS Hoofddorp, Amsterdam, The Netherlands (“Licensee”).
WHEREAS SimilarWeb is the owner of the SimilarWeb PRO platform, a competitive intelligence solution that enables viewing traffic data for websites (“Platform”); and WHEREAS Licensee desires to obtain a license from SimilarWeb to use the Platform, and SimilarWeb is willing to grant such rights and licenses to use the Platform on the terms and conditions as set forth herein; NOW, THEREFORE, the parties hereby agree as follows:
1.    Scope of License. SimilarWeb grants Licensee a non-exclusive, non transferable, worldwide license to use the Platform for the purpose of Licensee’s performing competitive intelligence enabled via the Platform for Licensee (“License”). Under the License, Licensee shall be given a user name and password from SimilarWeb for logging into the Platform, following which Licensee’s use of the Platform shall be enabled. It is further agreed that the License granted herein shall apply to all Naspers Group Members (as such term is defined in the Data Supply and License Agreement to which this SimilarWeb Pro License Agreement is annexed – hereinafter, the “Data Agreement”), who shall be entitled to the use of the License granted under this Agreement in accordance with the terms herein and subject to the maximum usage of number of licenses under the Data Agreement
2.    Intellectual Property Rights & Restrictions. All intellectual property rights in the Platform and any part thereof, including any and all derivatives, changes and improvements thereof lie exclusively with SimilarWeb. Licensee shall (i) not sell, lease, sublicense or distribute any rights of use in the Platform or any part thereof or allow any third party to use such rights, for any purpose; (ii) not attempt to reverse engineer, decompile, or disassemble the Platform, or any part thereof; (iii) refrain from modifying the Platform, or granting any other third party the right to do so; (iv) not represent that it possess any proprietary interest in the Platform; (v) not directly or indirectly, take any action to contest SimilarWeb’s intellectual property rights or infringe them in any way; (vi) except as specifically permitted hereunder, not use the name, trademarks, trade-names, and logos of SimilarWeb.
3.    Consideration. In consideration for the License granted to Licensee, Licensee shall pay SimilarWeb a fee as set forth in section 3.2 of the Data Agreement (“License Fee”). Payments shall be made according to the payment terms set forth in the Data Agreement. Any payment not paid by Licensee to SimilarWeb when due and payable shall bear interest at the rate of 1.5% per month (but no more than the maximum rate allowed by applicable law), and shall constitute sufficient cause for SimilarWeb to immediately suspend performance under this Agreement pending payment.
4.    Taxes. Licensee is solely responsible for payment of any taxes resulting from the acceptance of the License. If any such taxes are required to be withheld, Licensee shall pay an amount to SimilarWeb such that the net amount payable to SimilarWeb after withholding of taxes shall equal the amount that would have been otherwise payable under this Agreement.
5.    Technical Support. During the term of this Agreement, SimilarWeb will provide Licensee technical support for the Platform during SimilarWeb’s normal working hours (Mon – Fri, 9:00 – 18:00 time), and shall include trouble shooting response (by telephone, chat or email), receipt of minor updates and bug fixes and patches for reproducible and verifiable errors in the Platform. First line technical support shall be provided by the Dedicated Resource (as defined in the Data Agreement) and where the Dedicated Resource is not able to resolve the support quesrt such shall be attended to by other appropriate SimilarWeb technicians.
6.    Confidentiality. Subject to the confidentiality provisions set forth in the Data Agreement, all designs, engineering details, and other technical, financial, marketing, commercial and other information pertaining to the Platform and/or SimilarWeb’s business activities shall be considered “Confidential Information”. Licensee agrees to use SimilarWeb’s Confidential Information only in connection with the License and the Data Agreement, to keep such Confidential Information confidential, and not to reproduce, copy, or disclose such Confidential Information to any third party, except with SimilarWeb’s prior written consent.
7.    Disclaimer of Warranties. Licensee acknowledges that the data contained on the Platform are based on information, data, requirements and content obtained by SimilarWeb from third parties. It is further understood and agreed that SimilarWeb does not intend and will not be required to edit or review for accuracy or appropriateness any information and/or data provided by Licensee (including such information contained in Licensee’s website) in connection with the Platform. For the sake of clarity, the above shall not derogate from SimilarWeb’s representations and warranties set forth in the Data Agreement. EXCEPT FOR THE WARRANTIES PROVIDED HEREIN AND IN THE DATA AGREEMENT, IF ANY, SIMILARWEB PROVIDES THE USAGE OF THE PLATFORM TO LICENSEE ON AN “AS IS” BASIS, WITHOUT WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, INCLUDING THE WARRANTY OF MERCHANTABILITY, AND FITNESS FOR PARTICULAR PURPOSE. SIMILARWEB DOES NOT WARRANT THAT THE PLATFORM OR ANY SERVICES RELATED THERETO WILL BE DELIVERED OR PERFORMED
ERROR-FREE OR WITHOUT INTERRUPTION.
8.    Indemnification. Subject to the limitation of section 10 below, Licensee shall indemnify, defend and hold SimilarWeb harmless from any and all losses, damages, fees and damages finally awarded against SimilarWeb (including reasonable attorney’s fees) and arising from a third party claim based on Licensee’s breach of its warranties and obligations as set forth in this Agreement. SimilarWeb shall provide Licensee with: (a) prompt written notice of such claim; (b) sole control over the defense and settlement of such claim; and (c) information as may be reasonably requested by Licensee.
9.    Services. SimilarWeb developed a unique and proprietary method to collect certain non identifiable information through our own resources and through third parties resources. Such information is aggregated, analyzed and shown through SimilarWeb’s Platform. Furthermore, the information presented through our Platform does not in any way create any representation or warranty on our behalf with respect to such third party’s websites or internet pages. By using the Platform, the Licensee shall use reasonable commercial efforts , save as authorized under the Data Agreement, not to violate any laws, third party rights or our policies which are provided to Licensee in writing and accepted by Licensee in writing.
10.    Limitation of Liability. EXCEPT WITH RESPECT TO EITHER PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS AND EXCEPT FOR WILFULL BREACH MISREPRESENTATION OF A PARTY, EITHER PARTY’S MAXIMUM AGGREGATE LIABILITY FOR EACH CLAIM ARISING OUT OF OR RELATING TO THIS SCHEDULE A SHALL NOT EXCEED THE TOTAL AMOUNT OF LICENSE FEES PAID BY LICENSEE TO SIMILARWEB AS PER SECTION 3.1 OF THE DATA AGREEMENT DURING THE TWELVE (12) MONTHS PRECEEDING THE DATE THE LIABILITY FIRST ARISES. TO THE

EXTENT PERMITTED BY LAW, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR LOST PROFITS, LOSS OF USE, LOSS OF DATA, COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, OR ANY OTHER SPECIAL, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED, AND ON ANY THEORY OF LIABILITY, WHETHER FOR BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY), OR OTHERWISE, WHETHER OR NOT SIMILARWEB HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
11.    Term. This Agreement shall commence on the Effective Date and shall remain in effect for the term of the Data Agreement.
12.    Termination. Either party may terminate this Agreement at any time by giving written notice to the other party if: (i) the other party breaches a material provision of this Agreement and fails to cure the breach within thirty (30) days after being given written notice thereof; (ii) the other party is judged bankrupt or insolvent, makes a general assignment for the benefit of its creditors, a trustee or receiver is appointed for such party; or any petition by or on behalf of such party is filed under any bankruptcy or similar laws. Upon termination of this Agreement for any reason whatsoever, Licensee will immediately cease use of the Platform and return all Confidential Information to SimilarWeb; provided however that Licensee will not be required to return or destroy any of the data and information received through authorized use of the licenses under the Data Agreement up to the effective date of termination of the Agreement. Sections 2, 6, 9, 10, 12 and 13 shall survive any termination of this Agreement.
13.    Governing law. This Agreement is governed by the laws of England, without regards to its conflict of laws principles, and any dispute arising from this Agreement shall be brought exclusively before the courts of London, England.
14.    Publicity:. (a) Neither party shall issue publicity or general marketing communications concerning the other party without such other party’s prior written/verbal approval. Any such issuance by a party shall be the party’s “Publicity”. SimilarWeb may not disclose the fact that Licensee is a customer of SimilarWeb to any party, including its existing and potential customers, without Licensee’s prior written consent. Client agrees that it shall encourage Naspers Group Member to (i) assist SimilarWeb in its preparation of a press release announcing Client being new SimilarWeb customer (ii) provide SimilarWeb with Client’s logo(s) for use on SimilarWeb’s Web site and in its sales collateral; (iii) reasonably assist SimilarWeb in the preparation of a case study; and (iv) serve as a reference to media and/or industry analysts and to SimilarWeb potential customers, but acknowledges that the express consent of each Naspers Group Member shall be required for any of the aforegoing.
15.    Assignment. Neither party may assign this Agreement to any third party without the prior written approval of the other party which shall not be unreasonably withheld or delayed, except that upon written notice to the other party to this effect: (i) either party may assign this Agreement to its parent, affiliate or subsidiary and to any third party pursuant to any merger, acquisition, reorganization, sale or transfer of all or substantially all its assets; and (ii) Licensee may assign this Agreement to any Naspers Group Member.
16.    Entire Agreement. Subject to the Data Agreement, this Agreement and any Exhibits hereto constitutes the entire agreement between SimilarWeb and Licensee and supersedes any previous agreements or representations, either oral or written with respect to the subject matter of this Agreement. All amendments may be made only in writing.

IN WITNESS WHEREOF, the parties by their dully-authorized representatives have caused this Agreement to be executed as of the later of the two signature dates below:

Myriad International Holdings BV		SimilarWeb Ltd.

By:	S De Reus	By:	Or Offer
Title:	Director	Title:	CEO
Date:	February 14, 2014	Date:
Signature:	/s/ S De Reus	Signature:	/s/ Or Offer